Filed pursuant to Rule 424(b)(2)
                                                           File No. 333-137215

Pricing Supplement No. 39 dated December 19, 2006.
(To Prospectus dated September 8, 2006 and to Product Supplement SP-1, dated December 6, 2006)
This Pricing Supplement consists of 3 pages.

                         Hartford Life Insurance Company
                      Principal Protected Medium-Term Notes

The description in this pricing supplement of the particular terms of the following series of principal protected medium-term notes offered hereby supplements the description of the general terms and provisions of the notes set forth in the Prospectus dated September 8, 2006 and the Product Supplement SP-1 dated December 6, 2006, both of which are hereby incorporated by reference.

                  Equity Indexed Notes due December 22, 2011

CUSIP Number:                     4165X2AB2
Series Number:                    406350
Trade Date:                       December 19, 2006
Issuance Date:                    December 22, 2006
Stated Maturity Date:             December 22, 2011
Supplemental Payments:            Yes [X]   No [ ]
  Relevant Index:                 S&P 500 Index
  Initial Index Level:            1,425.55
  Participation Rate:             53%
  Off-Set Amount:                 None.
  Minimum Return:                 None.
  Maximum Return:                 None.
  Index Valuation Date(s):        The 19th day of each month, starting on
                                    July 19, 2011 and ending on
                                    December 19, 2011.
Interest Rate, if any:            2.00%
  Interest Payment Frequency:     Semi-Annual
  Initial Interest Payment Date:  June 22, 2007
  Day Count Convention:           30/360
Price to Public:                  100%
Agent's Discount:                 2.50%

Optional Redemption:              Yes [ ]   No [X]
   Optional Redemption Date(s):   N/A
   Initial Redemption Percentage: N/A
   Annual Percentage Reduction:   N/A
   Redemption may be:             [ ] In whole only.
                                  [ ] In whole or in part.

The Survivor's Option:            [ ] is   [X] is not available.
   Annual Put Limitation:         N/A
   Individual Put Limitation:     N/A
   Series Put Limitation:         N/A

Securities Exchange Listing:      None.

Specified Currency:               U.S. Dollars

Authorized Denominations:         $1,000 integral amounts.

Calculation Agent:                Bear, Stearns & Co. Inc.

Other Provisions Relating
   to the Notes:                  None.

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

Special Tax Considerations: The "comparable yield" on the notes described herein will be 4.822%, compounded semi-annually. This "comparable yield," results in a "projected payment schedule," per $1,000 of a Note, of ten semi-annual payments of $10.00 and an additional payment at maturity of a projected Supplemental Payment equal to $157.44. The table below shows the OID that will accrue each year, based on this information. The amount in the center column includes the interest paid during that year and reflects the total interest amount a calendar year taxpayer who purchases and holds a $1,000 note to maturity would generally include in his or her taxable income each year. At maturity, however, if the actual Supplemental Payment exceeds the projected Supplemental Payment, the excess would be included in income for the year of maturity. Conversely, if the actual Supplemental Payment were less than the projected Supplemental Payment, the difference generally would be an ordinary loss in that year, to the extent of previous income inclusions under the note, and the balance generally would be a capital loss.

     ------------------------------ -------------------------------- -------------------------------------
             CALENDAR YEAR            ACCRUED OID PER $1,000 NOTE        TOTAL ACCRUED OID PER $1,000
                                                                             NOTE THROUGH YEAR-END
      ------------------------------ -------------------------------- -------------------------------------
           2006 (from 12/22)                     $1.18                              $1.18
     ------------------------------ -------------------------------- -------------------------------------
                 2007                           $48.60                              $49.78
     ------------------------------ -------------------------------- -------------------------------------
                 2008                           $49.98                              $99.76
      ------------------------------ -------------------------------- -------------------------------------
                 2009                           $51.46                             $151.22
     ------------------------------ -------------------------------- -------------------------------------
                 2010                           $52.98                             $204.20
     ------------------------------ -------------------------------- -------------------------------------
            2011 (to 12/22)                     $53.24                             $257.44
     ------------------------------ -------------------------------- -------------------------------------

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes. You are urged to review carefully the section entitled "Additional Material United Sates Federal Income Tax Considerations" in Product Supplement SP-1 dated December 6, 2006 and consult your tax adviser regarding your particular circumstances.

Agents: Bear, Stearns & Co. Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Charles Schwab & Co., Inc.; Citigroup; Fidelity Capital Markets Services, a division of National Financial Services, LLC; Merrill Lynch & Co.; Morgan Stanley; Piper Jaffray & Co.; Raymond James; RBC Dain Rauscher, Inc.; Scott & Stringfellow, Inc.; UBS Investment Bank; Wachovia Securities

          INFORMATION PERTAINING TO THE RATINGS OF THE NOTES

It is anticipated that, as of December 22, 2006, the Notes will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-
            Moody's:            A1
            Fitch:              AA-
            A.M. Best:          a+

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



                       SUPPLEMENTAL PAYMENT ILLUSTRATION

The following table illustrates the Supplemental Payment that would be made on the Maturity Date assuming the Index Return, reflecting the Ending Index Level, is as listed in the first column. The table reflects the actual Participation Rate for the series of Notes described herein. The "Total Maturity Payment" does not include any periodic interest that may be payable on the Maturity Date.

------------------------- ------------------------ ----------------------- ------------------------
      INDEX RETURN             INDEX RETURN X           SUPPLEMENTAL           TOTAL MATURITY
                            PARTICIPATION RATE            PAYMENT                  PAYMENT
                                  (53%)              (PER $1,000 NOTE)        (PER $1,000 NOTE)
------------------------- ------------------------ ----------------------- ------------------------
          80%                     42.40%                   $424.00                $1,424.00
------------------------- ------------------------ ----------------------- ------------------------
          60%                     31.80%                   $318.00                $1,318.00
------------------------- ------------------------ ----------------------- ------------------------
          40%                     21.20%                   $212.00                $1,212.00
------------------------- ------------------------ ----------------------- ------------------------
          20%                     10.60%                   $106.00                $1,106.00
------------------------- ------------------------ ----------------------- ------------------------
          10%                      5.30%                   $53.00                 $1,053.00
------------------------- ------------------------ ----------------------- ------------------------
           5%                      2.65%                   $26.50                 $1,026.50
------------------------- ------------------------ ----------------------- ------------------------
           0%                      0.00%                    $0.00                 $1,000.00
------------------------- ------------------------ ----------------------- ------------------------
          -5%                      0.00%                    $0.00                 $1,000.00
------------------------- ------------------------ ----------------------- ------------------------
          -10%                     0.00%                    $0.00                 $1,000.00
------------------------- ------------------------ ----------------------- ------------------------
          -20%                     0.00%                    $0.00                 $1,000.00
------------------------- ------------------------ ----------------------- ------------------------
          -40%                     0.00%                    $0.00                 $1,000.00
------------------------- ------------------------ ----------------------- ------------------------
          -60%                     0.00%                    $0.00                 $1,000.00
------------------------- ------------------------ ----------------------- ------------------------
          -80%                     0.00%                    $0.00                 $1,000.00
------------------------- ------------------------ ----------------------- ------------------------

This table is illustrative only. See the Product Supplement SP-1 described above for a more detailed description of the methodology for computing the amounts in this table.

                             ADDITIONAL INFORMATION

The Prospectus and the Product Supplement SP-1 referred to above are both available on the SEC Web site as follows:

Product Supplement SP-1 dated December 6, 2006:
http://www.sec.gov/Archives/edgar/data/45947/000093041306008408/0000930413-06-
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008408-index.htm
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Prospectus dated September 8, 2006:
http://www.sec.gov/Archives/edgar/data/45947/000093041306006622/0000930413-06-
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006622-index.htm
----------------

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